 Exhibit 99.1

MCGRAW-HILL RECEIVES WELLS NOTICE FROM SEC REGARDING S&P RATING OF DELPHINUS CDO

NEW YORK, September 26, 2011 -- The McGraw-Hill Companies, Inc. (NYSE: MHP), today filed a Form 8-K with the U.S. Securities and Exchange Commission (the “Commission”) acknowledging that on September 22, 2011, it received a “Wells Notice” from the Commission Staff stating that the Staff is considering recommending that the Commission institute a civil injunctive action against Standard & Poor’s Ratings Services (“S&P”), alleging violations of federal securities laws with respect to S&P’s ratings for a particular 2007 offering of collateralized debt obligations, known as “Delphinus CDO 2007-1”.  In connection with the contemplated action, the Staff may recommend that the Commission seek civil money penalties, disgorgement of fees and other appropriate equitable relief.

The Wells Notice is neither a formal allegation nor a finding of wrongdoing.  It allows S&P the opportunity to provide its perspective and to address the issues raised by the Staff before any decision is made by the Commission on whether to authorize the commencement of an enforcement proceeding.  S&P has been cooperating with the Commission in this matter and intends to continue to do so.

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About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy.  With leading brands including Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates, the Corporation has approximately 21,000 employees with more than 280 offices in 40 countries.  Sales in 2010 were $6.2 billion.  Additional information is available at http://www.mcgraw-hill.com.

Contacts:
Investor Relations:
Donald S. Rubin Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

The McGraw-Hill Companies News Media:
Patti Röckenwagner, Senior Vice President, Marketing and Communications
(212) 512-3533 (office)
patti_rockenwagner@mcgraw-hill.com

Standard and Poor’s Media:
Catherine Mathis, Senior Vice President, Marketing and Communications
212-438-6720 (office)
catherine_mathis@standardandpoors.com

Edward Sweeney, Director, Marketing and Communications
212-438-6634 (office)
edward_sweeney@standardandpoors.com